Exhibit 99.1

Selected Financial Data

The following table shows our selected financial data for the periods and as of the dates indicated, and includes the effect of the acquisition of a 25% limited liability company interest in DCP East Texas Holdings, LLC, or East Texas, a 40% limited liability company interest in Discovery Producer Services LLC, or Discovery, and a non-trading derivative instrument, or the Swap, which DCP Midstream, LLC entered into in March 2007, for periods after January 1, 2002. This acquisition was accounted for in a manner similar to a pooling of interests. The information contained herein should be read in conjunction with, and is qualified in its entirety by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements” contained in this Form 8-K.

The selected financial data as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 is derived from our unaudited consolidated financial statements. For the six month periods ended June 30, 2007 and 2006, all adjustments, consisting only of normal recurring adjustments, which are in our opinion necessary for a fair presentation of interim consolidated financial statements, have been included. Results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results for the full year.

The selected financial data as of December 31, 2006, 2005 and 2004, as well as the selected financial data for the years ended December 31, 2006, 2005 and 2004, are derived from the audited consolidated financial statements. The selected financial data as of December 31, 2003 and 2002, as well as the selected financial data for the years ended December 31, 2003 and 2002 are derived from the consolidated financial statements. Collectively, these consolidated financial statements include our accounts, and prior to December 7, 2005, the assets, liabilities and operations contributed to us by DCP Midstream, LLC and its wholly-owned subsidiaries, or DCP Midstream Partners Predecessor, upon the closing of the initial public offering, which have been combined with the historical assets, liabilities and operations of our wholesale propane logistics business, the historical equity method investments and equity earnings of Discovery and East Texas, and the Swap, which we acquired from DCP Midstream, LLC in November 2006 and July 2007, respectively. These were transactions among entities under common control; accordingly, our financial information includes the historical results of our wholesale propane logistics business, Discovery and East Texas for all periods presented.

Our operating results incorporate a number of significant estimates and uncertainties. Such matters could cause the data included herein to not be indicative of our future financial conditions or results of operations. A discussion on our critical accounting estimates is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
	($ in millions, except per unit data)
Statements of Operations Data:
Total operating revenues (a)	$418.3	$425.5	$795.8	$1,144.3	$834.0	$765.7	$553.3

Operating costs and expenses:
Purchases of natural gas, propane and NGLs	376.1	379.9	700.4	1,047.3	760.6	706.1	499.3
Operating and maintenance expense	12.9	11.5	23.7	22.4	19.8	18.3	17.2
Depreciation and amortization expense	7.9	6.4	12.8	12.7	14.7	15.5	14.9
General and administrative expense	11.7	9.3	21.0	14.2	8.7	9.5	7.4
Net gain on sale of assets	—	—	—	—	—	—	(0.1)

Total operating costs and expenses	408.6	407.1	757.9	1,096.6	803.8	749.4	538.7

Operating income	9.7	18.4	37.9	47.7	30.2	16.3	14.6
Interest income	2.5	3.0	6.3	0.5	—	—	—
Interest expense	(8.4)	(5.2)	(11.5)	(0.8)	—	—	—
Earnings from equity method investments (b)	12.8	15.8	29.2	25.7	17.6	11.2	(0.2)
Impairment of equity method investment (c)	—	—	—	—	(4.4)	—	—
Income tax expense (d)	—	—	—	(3.3)	(2.5)	(3.6)	(1.1)

Net income	$16.6	$32.0	$61.9	$69.8	$40.9	$23.9	$13.3
Less:
Net income attributable to predecessor operations (e)	(3.6)	(17.8)	(26.6)	(65.1)	(40.9)	(23.9)	(13.3)
General partner interest in net income	(0.6)	(0.3)	(0.7)	(0.1)	—	—	—

Net income allocable to limited partners	$12.4	$13.9	$34.6	$4.6	$—	$—	$—

Net income per limited partner unit — basic and diluted	$0.60	$0.79	$1.90	$0.20	$—	$—	$—

	June 30, 2007	December 31,
		2006	2005	2004	2003	2002
	(unaudited)
		($ in millions)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$370.7	$194.7	$178.7	$179.3	$189.6	$201.8
Total assets	$749.0	$665.9	$680.1	$472.5	$467.4	$384.3
Accounts payable	$92.3	$117.3	$138.3	$63.5	$62.3	$60.7
Long-term debt	$249.0	$268.0	$210.1	$—	$—	$0.1
Partners’ equity	$374.3	$267.7	$320.7	$400.5	$395.1	$314.6

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
Other Information:
Cash distributions declared per unit	$0.995	$0.730	$1.565	$0.095	N/A	N/A	N/A
Cash distributions paid per unit	$0.895	$0.445	$1.230	N/A	N/A	N/A	N/A

(a)	Includes the effect of the acquisition of the Swap entered into by DCP Midstream, LLC in March 2007. The Swap is for a total of approximately 1.9 million barrels at $66.72 per barrel, and reduced revenues by $8.7 million (unaudited) for the six months ended June 30, 2007.

(b)	Includes the effect of the acquisition of a 25% limited liability company interest in East Texas and a 40% limited liability company interest in Discovery, as well as the amortization of the net difference between the carrying amount of Discovery and the underlying equity of Discovery.

(c)	In 2004, we recorded an impairment of our 50% interest in Black Lake totaling $4.4 million as an impairment of equity method investment.

(d)	Income tax expense for 2002 through 2005 is applicable to the results of operations of our wholesale propane logistics business. We incurred no income tax expense in 2006, due to the change in tax status of our wholesale propane logistics business in December 2005. See Note 15 of the Notes to Consolidated Financial Statements in “Consolidated Financial Statements.”

(e)	Includes the net income attributable to DCP Midstream Partners Predecessor through December 7, 2005, the net income (loss) attributable to our wholesale propane logistics business prior to the date of our acquisition from DCP Midstream, LLC in November 2006, and the net income attributable to the acquisition of a 25% limited liability company interest in East Texas, a 40% limited liability company interest in Discovery, and the Swap for all periods presented.

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